Exhibit 99.1

            Kimco Realty Reports Strong Fourth Quarter and
                     Full Year Operating Results

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Feb. 8, 2005--Kimco Realty Corporation (NYSE: KIM)

    Highlights:

    --  Income From Continuing Operations Increased 14.5% for the Year

    --  Funds From Operations Increased 14.8% for the Year

    --  Funds From Operations Per Share Increased 9.9% for the year to
        $3.55

    --  Portfolio Occupancy Increased 70 Basis Points During the
        Quarter and 290 Basis Points for the Year to 93.6%

    Kimco Realty Corporation (NYSE: KIM) today announced that income from continuing operations for the fourth quarter ended December 31, 2004 was $71.1 million compared to $62.7 million a year earlier, an increase of 13.3 percent. Fourth quarter 2003 income from continuing operations included a gain on the sale of a portion of an operating property of $3.3 million. On a diluted per common share basis, income from continuing operations increased 11.3 percent to $0.59 from $0.53 in the fourth quarter of 2003. Net income for the quarter was $75.8 million compared to $84.1 million a year earlier. Net income for the current quarter included $4.7 million from discontinued operations compared to $21.3 million from discontinued operations in the fourth quarter of 2003. Net income included net gains on dispositions of operating real estate of $3.3 million and $16.4 million in the fourth quarter of 2004 and 2003, respectively, and a gain of $3.4 million on the early extinguishment of debt in 2003. Net income per diluted common share for the quarter was $0.64 compared to $0.72 a year earlier.
    Kimco's fourth quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 7.6 percent to $103.6 million from $96.3 million for the same period last year. On a diluted per common share basis, fourth quarter FFO increased 5.9 percent to $0.90 from $0.85 a year ago. Funds from operations excludes gains on dispositions of operating properties net of minority interests and joint venture properties of approximately $4.5 million, or $0.04 per diluted common share in 2004 and $20.4 million, or approximately $0.18 per diluted common share, in 2003.
    For the year ended December 31, 2004, income from continuing operations increased 14.5 percent to $281.6 million from $245.9 million for the same period last year. Income from continuing operations per diluted common share increased 16.1 percent to $2.38 from $2.05 a year ago. Net income for the year ended December 31, 2004 was $297.1 million or $2.51 per diluted common share compared to $307.9 million, or $2.62 per diluted common share a year earlier. Net income included net gains on dispositions of operating real estate of $10.8 million and $46.8 million for the year ended December 31, 2004 and December 31, 2003, respectively, and gains of $6.8 million on the early extinguishment of debt in 2003.
    Funds from operations rose 14.8 percent to $405.3 million for the year ended December 31, 2004 from $353.1 million in the year earlier period. On a diluted per common share basis, FFO for the year ended December 31, 2004 increased 9.9 percent to $3.55 from $3.23 a year ago. Funds from operations for the year ended December 31, 2004 excludes gains on dispositions of operating properties net of minority interests and joint venture properties of $19.4 million or approximately $0.17 per diluted common share and $50.8 million or approximately $0.46 per diluted common share for the same period last year.
    Funds from operations (FFO) is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
    During the quarter, Kimco's parent portfolio occupancy increased to 93.6 percent from 92.9 percent at September 30, 2004 and 90.7 percent a year earlier. The increase in occupancy was the result of new leasing, acquisition activity and property sales. For the quarter, Kimco signed 101 new leases in this portfolio totaling 540,000 square feet. For the full year the Company signed 515 new leases in this portfolio, a 20 percent increase from 2003, totaling approximately 3.2 million square feet of gross leasable area.

    Fourth Quarter Investment Summary

    During the fourth quarter, Kimco acquired interests in $1.5 billion of shopping center properties. In the parent portfolio the Company acquired 13 properties totaling 962,000 square feet of gross leasable area aggregating approximately $118.1 million. In the Company's co-investment programs, Kimco acquired interests in 37 shopping centers for approximately $1.3 billion. This total includes the recent acquisition of Price Legacy Corporation in which Kimco has a 15.0 percent interest and manages the portfolio. Kimco also sold six properties for $38.9 million, recognizing net gains on sales of $3.3 million. Kimco continues to identify properties in the portfolio for sale amid strong market demand for shopping center properties.
    The Company's preferred equity program had a strong fourth quarter for new transactions. Kimco invested $55.7 million in 21 properties during the quarter under this program. Two preferred equity investments were repaid during the quarter generating $10.0 million of proceeds, including a profit participation above the Company's original investment.
    Retail Property Solutions, the Company's business of providing capital and services to retailers, led an $18.5 million financing package to Tidymans LLC, an independent grocery store operator in the Pacific Northwest. Kimco also participated in a $8.0 million credit facility for Priceless Kids, a children's clothing store operator. Two of Kimco's prior loans to retailers totaling $9.4 million were repaid at par in December.
    Kimco Select Investments invested approximately $19.5 million in real estate related securities and $32.0 million in a sale leaseback during the quarter. In addition, the Company exercised 2.5 million warrants to acquire an equal number of RioCan REIT units at a price of CAD$11.02. At the exercise price, RioCan's dividend represents an 11.4 percent yield and the recent closing price on the Toronto Stock Exchange was CAD$19.13 per unit. The Company also purchased CAD$4.4 million of convertible debentures issued by Sterling Centrecorp as part of a balance sheet recapitalization. This represents Kimco's second convertible debenture transaction with Sterling, raising Kimco's total investment to CAD$8.9 million.
    Kimco's merchant building business, Kimco Developers Inc. (KDI), completed the sale of two shopping centers and sold portions of eight additional projects generating proceeds of $39.4 million. These property sales resulted in gains on sales of approximately $5.0 million, net of tax. One shopping center and an out-parcel were sold subsequently to year-end for gross proceeds of approximately $24.4 million. In addition, KDI acquired five new projects during the fourth quarter for a total of $49.0 million.
    For the year, Kimco completed transactions in excess of $3.0 billion. Summary highlights of these activities are as follows:

    --  Kimco acquired interests in 73 shopping centers representing
        12.6 million square feet totaling $1.9 billion of investment.

    -- Properties transferred to the Company's co-investment programs were $702.6 million for the year. Kimco's focus on growing these programs resulted in a 66.0 percent increase in management fee income in the current year.

    -- The Company completed 22 preferred equity transactions totaling $121.0 million of investment and interests in 48 properties.

    -- Kimco's development business sold projects totaling $169.4 million, while acquiring interests in six new projects for $59.9 and invested an additional $145.3 million in ongoing development projects.

    Earnings Guidance

    Management maintained its projected range for FFO of $3.77 to $3.83 per diluted common share for the year ending December 31, 2005. A reconciliation of management's projections from earnings per diluted common share to FFO per diluted common share is included in this release.

    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 774 properties comprising approximately 113 million square feet of leasable space located throughout 42 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2003. Copies of each filing may be obtained from the Company or the SEC.


                       Kimco Realty Corporation
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)

                                  Three Months Ended    Year Ended
                                     December 31,      December 31,
                                    2004     2003     2004     2003
                                  --------- -------- ------- ---------

  Revenues from rental property   $124,706 $124,969 $516,967 $473,047
                                  --------- -------- ------- ---------

  Rental property expenses:
   Rent                              2,598    2,782   11,044   10,843
   Real estate taxes                17,356   15,706   66,762   59,856
   Operating and maintenance        13,225   13,417   55,463   52,523
                                  --------- -------- ------- ---------
                                    33,179   31,905  133,269  123,222
                                  --------- -------- ------- ---------

Net operating income                91,527   93,064  383,698  349,825

Income from other real estate
 investments                         9,712    7,021   30,127   22,828
Mortgage financing income            5,395    2,905   15,032   18,869
Management and other fee income      6,608    4,493   25,445   15,315
Depreciation and amortization      (25,181) (25,529)(101,773) (84,699)
                                  --------- -------- ------- ---------
                                    88,061   81,954  352,529  322,138



  Interest, dividends and other
   investment income                 5,586    5,978   18,756   19,182
  Other income / (expense), net       (871)  (3,049)  10,414   (3,887)

  Interest expense                 (26,280) (28,732)(107,726)(102,597)
  General and administrative
   expenses                        (12,952)  (9,768) (44,611) (38,486)
  Gain on early extinguishment
   of debt                              --       --       --    2,921
  Adjustment of property carrying
   values                           (2,965)      --   (2,965)      --
                                  --------- -------- ------- ---------
                                    50,579   46,383  226,397  199,271

Benefit (provision) for income
 taxes                               1,476    2,170   (3,919)  (1,516)
Equity in income of real estate
 joint ventures, net                16,593   11,817   56,385   42,276
Minority interests in income of
 partnerships, net                  (2,601)  (2,119)  (9,660)  (7,781)
Gain on sale of development
 properties, net of tax of
 ($535), $864, $4,401 and
 $6,998, respectively                5,030    1,296   12,434   10,497
                                  --------- -------- ------- ---------

    Income from continuing
     operations                     71,077   59,547  281,637  242,747
                                  --------- -------- ------- ---------

Discontinued Operations:
------------------------------------
 Income from discontinued operating
  properties                          1,405   4,750    4,741   11,554
 Gain on early extinguishment of
  debt                                   --   3,419       --    6,760
 Loss on operating properties held
  for sale/sold                          --  (4,016)  (5,064)  (4,016)
 Gain on disposition of operating
  properties                          3,325  17,192   15,823   47,657
                                    ------- -------- ------- ---------
 Income from discontinued operations  4,730  21,345   15,500   61,955
                                    ------- -------- ------- ---------

 Gain on sale of operating
  properties(1)                          --   3,177       --    3,177
                                    ------- -------- ------- ---------

 Net income                          75,807  84,069  297,137  307,879

 Original issuance costs associated
  with the redemption of preferred
  stock                                  --      --       --   (7,788)

 Preferred stock dividends           (2,909) (2,909) (11,638) (14,669)
                                    ------- -------- ------- ---------

 Net income available to common
       shareholders                 $72,898 $81,160 $285,499 $285,422
                                    ======= ======== ======= =========

Per common share:
  Income from continuing operations:
      - Basic                         $0.61   $0.54    $2.42    $2.09
                                    ======= ======== ======= =========
      - Diluted (2)                   $0.59   $0.53    $2.38    $2.05
                                    ======= ======== ======= =========
 Net income:
      - Basic                         $0.65   $0.73    $2.56    $2.67
                                    ======= ======== ======= =========
      - Diluted (2)                   $0.64   $0.72    $2.51    $2.62
                                    ======= ======== ======= =========

 Income (loss) subject to income
  taxes                              $1,400 $(3,987) $27,713  $21,328



Weighted Average Share Information  Three Months Ended   Year Ended
                                        December 31,     December 31,
For earnings per share calculations:   2004     2003    2004    2003
                                     -------- ------- ------- --------
Weighted average shares -
   - Basic                            112,259 110,497 111,430 107,092
                                     ======== ======= ======= ========
   - Diluted(2)                       114,628 112,582 113,572 108,770
                                     ======== ======= ======= ========


    Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.
    (1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.
    (2) The potential impact if certain units were converted to common stock at the beginning of the period would have an anti-dilutive effect on net income and therefore have not been included.



                       Kimco Realty Corporation
                         Funds From Operations
                 (In thousands, except per share data)

                                  Three Months Ended    Year Ended
                                     December 31,      December 31,
                                     2004    2003     2004     2003
                                   -------- ------- -------- ---------
Funds From Operations(1)
 Net income                         $75,807 $84,069 $297,137 $307,879
 Gain on disposition of operating
  properties, net of minority
  interests                          (3,325)(20,369) (15,390) (50,834)
 Gain on disposition of joint
  venture operating properties       (1,186)     --   (4,045)      --
 Depreciation and amortization       25,264  26,575  102,872   89,068
 Depreciation and amortization -
  real estate joint ventures          9,957   8,945   36,400   29,456
 Redemption costs                        --      --       --   (7,788)
 Preferred stock dividends           (2,909) (2,909) (11,638) (14,669)
                                   -------- ------- -------- ---------

 Funds from operations(1)          $103,608 $96,311 $405,336 $353,112
                                   ======== ======= ======== =========

 Per common share:
       - Basic                        $0.92   $0.87    $3.64    $3.30
                                   ======== ======= ======== =========
       - Diluted (2)                  $0.90   $0.85    $3.55    $3.23
                                   ======== ======= ======== =========


Weighted Average Share Information  Three Months Ended   Year Ended
                                       December 31,     December 31,
                                      2004     2003    2004    2003
                                    -------- -------- ------- --------
Weighted average shares -
   - Basic                           112,259  110,497 111,430 107,092
                                    ======== ======== ======= ========
   - Diluted (2)                     117,011  114,965 115,955 111,168
                                    ======== ======== ======= ========


    (1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.
    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,607 and $1,502 for the three months ended December 31, 2004 and 2003, respectively, and $6,113 and $5,771 for the year ended December 31, 2004 and 2003, respectively, reflecting the distributions associated with these units.


                       Kimco Realty Corporation
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------
Assets:
 Operating real estate, net of accumulated
  depreciation of $634,642 and $568,988,
  respectively                                 $3,095,360  $3,301,391
 Investments and advances in
  real estate joint ventures                      595,175     487,394
 Real estate under development                    362,220     304,286
 Other real estate investments                    188,536     113,085
 Mortgages and other financing receivables        140,717     101,691
 Cash and cash equivalents                         38,220      48,288
 Marketable securities                            123,771      45,677
 Accounts and notes receivable                     52,182      50,408
 Other assets                                     153,416     188,872
                                             ------------ ------------
                                               $4,749,597  $4,641,092
                                             ============ ============
Liabilities:
 Notes payable                                 $1,608,925  $1,686,250
 Mortgages payable                                353,071     375,914
 Construction loans payable                       156,626      92,784
 Other liabilities                                287,684     250,381
                                             ------------ ------------
                                                2,406,306   2,405,329
                                             ------------ ------------
 Minority interests in partnerships               106,891      99,917
                                             ------------ ------------

Stockholders' Equity:
Preferred stock, $1.00 par value,
 authorized 3,600,000 shares
 Class F Preferred Stock, $1.00 par value,
  authorized 700,000 shares Issued and
  outstanding 700,000 shares Aggregate
  liquidation preference $175,000                     700         700
 Common Stock, $.01 par value, authorized
  200,000,000 shares Issued and outstanding
  112,426,406 and 110,623,967 shares,
  respectively                                      1,124       1,106
Paid-in capital                                 2,200,544   2,147,286
Cumulative distributions in excess of net
 income                                            (3,749)    (30,112)
                                             ------------ ------------
                                                2,198,619   2,118,980
Accumulated other comprehensive income             37,781      16,866
                                             ------------ ------------
                                                2,236,400   2,135,846
                                             ------------ ------------
                                               $4,749,597  $4,641,092
                                             ============ ============


    Reclassifications:

    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.



                       Kimco Realty Corporation
  Reconciliation of Projected Diluted Net Income Per Common Share to
           Projected Funds From Operations Per Common Share


                                                    Projected Range
                                                    Full Year 2005
                                                    Low        High
                                                 --------     --------
Projected diluted earnings per common share        $2.60      $2.66
Projected depreciation and amortization             0.84       0.84
Projected depreciation and amortization
 real estate joint ventures, net of minority
 interests                                          0.36       0.36
Gain on disposition of operating properties        (0.02)     (0.02)
Gain on disposition of joint venture
 operating properties, net of minority
 interests                                         (0.01)     (0.01)
                                                 --------     --------
Projected FFO per diluted common share             $3.77      $3.83
                                                 ========     ========



    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com